UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2015

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On June 16, 2015, the Board of Directors (the “Board”) of Destination XL Group, Inc. (the “Company”) approved an amendment to Section 3.11 of the Company’s Third Amended and Restated By-Laws to establish majority voting for the election of directors in uncontested elections.  In general, the amendment provides that directors will be elected by a majority of the votes properly cast (without counting abstentions or broker non-votes as votes cast). However, in the case of a contested election, directors will continue to be elected by a plurality of the votes properly cast.

In addition, pursuant to the amendment, in an uncontested election, any nominee for election who does not receive the approval of a majority of the votes properly cast will promptly tender to the Board his or her offer of resignation. If such an event were to occur, the amendment provides that the Nominating and Corporate Governance Committee of the Board will consider the resignation offer and make a recommendation to the Board whether to accept or reject the resignation offer based on all factors it deems relevant, including the various factors set forth in the By-Laws. If the Nominating and Corporate Governance Committee does not have a quorum to make such a recommendation, the decision will be made by the Board without a recommendation.  The amendment further provides that the Board will act on the Nominating and Corporate Governance Committee’s recommendation, or on its own initiative if the Nominating and Corporate Governance Committee did not have a quorum to meet and make a recommendation, within 90 days following certification of the stockholder vote. A copy of the Company’s Fourth Amended and Restated By-Laws is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.Description

3.1	Fourth Amended and Restated By-Laws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION XL GROUP, INC.
Date:	June 18, 2015	By:	/s/ Robert S. Molloy
Robert S. Molloy
Senior Vice President, General Counsel and Secretary

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